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                          OFFERS TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                      AND

                   ANY AND ALL OUTSTANDING SHARES OF SERIES A
              CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                                       OF

                                 RENO AIR, INC.

                                       AT

                      $7.75 NET PER SHARE OF COMMON STOCK

                                      AND

                        $27.50 NET PER SHARE OF SERIES A
              CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
          (SUBJECT TO REDUCTION AS PROVIDED IN THE OFFER TO PURCHASE)

                                       BY

                           BONANZA ACQUISITIONS, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                            AMERICAN AIRLINES, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                AMR CORPORATION

 THE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
ON TUESDAY, DECEMBER 22, 1998, UNLESS EITHER OR BOTH OF THE OFFERS ARE EXTENDED.

                                                               November 24, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    Bonanza Acquisitions, Inc., a Nevada corporation ("Purchaser"), and a wholly owned subsidiary of American Airlines, Inc., a Delaware corporation ("Parent"), has offered to purchase all outstanding shares of Common Stock, $0.01 par value per share (the "Common Shares") and any and all outstanding shares of Series A Cumulative Convertible Exchangeable Preferred Stock, $0.001 par value per share (the "Preferred Shares"; and together with the Common Shares, "Shares"), of Reno Air, Inc., a Nevada corporation (the "Company"), at a price of $7.75 per Common Share and $27.50 per Preferred Share plus accrued and unpaid dividends, subject to reduction as provided in Purchaser's Offer to Purchase, dated November 24, 1998 (the "Offer to Purchase") in each case net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE COMMON STOCK OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE COMMON STOCK OFFER AT LEAST A MAJORITY OF THE COMMON SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") (INCLUDING, WITHOUT LIMITATION, ALL COMMON
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SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE
EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS, BUT EXCLUDING, FOR PURPOSES OF SUCH CALCULATION, COMMON SHARES ISSUABLE UPON THE CONVERSION OF ANY PREFERRED SHARES TO BE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE PREFERRED STOCK OFFER) AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF THE COMMON SHARES PURSUANT TO THE COMMON STOCK OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). THE PREFERRED STOCK OFFER IS CONDITIONED UPON THE PURCHASER HAVING ACCEPTED FOR PAYMENT AND PAID FOR THE COMMON SHARES PURSUANT TO THE COMMON STOCK OFFER.

    Enclosed for your information and use are copies of the following documents:

        1.  Offer to Purchase, dated November 24, 1998;

        2. Letters of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4. A letter to stockholders of the Company from Joseph R. O'Gorman, Chairman of the Board, Chief Executive Officer, and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 22, 1998, UNLESS EITHER OR BOTH OF THE OFFERS ARE EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's message) and (iii) any other documents required under the Letter of Transmittal.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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    Any inquiries you may have with respect to the Offer should be addressed to
Morgan Stanley & Co. Incorporated, the Dealer Manager, or D. F. King & Co., Inc. (the "Information Agent") at their address and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                       VERY TRULY YOURS,
                                        BONANZA ACQUISITIONS, INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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